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                                                                   EXHIBIT 10.77


                        TERMINATION AGREEMENT AND RELEASE

         THIS TERMINATION AGREEMENT AND RELEASE is dated as of March 12, 2004 by and between Richard J. Lane, an individual residing at 3840 Windmill Lake Road, Weston, Florida 33332, his heirs, executors, administrators and assigns ("Lane"), and Andrx Corporation, a Delaware corporation with principal offices at 4955 Orange Drive, Davie, Florida 33314 ("Andrx").

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, the parties agree as follows:

         1. TERMINATION OF EMPLOYMENT. Effective as of February 3, 2004 (the "Termination Date"), Lane's employment with Andrx terminated, and Lane ceased serving as an officer and director of Andrx and each of Andrx's subsidiaries. Effective as of the Effective Date (as defined herein), the Employment Agreement between Lane and Andrx, dated as of June 3, 2002 (the "Employment Agreement"), is terminated and shall be of no further force and effect.

         2. RECEIPT OF CERTAIN PAYMENTS. Lane acknowledges receipt of all base salary, car allowance and other benefits due him through the Termination Date.

         3. SEVERANCE AND OTHER PAYMENTS. Subject to the terms and provisions of this Agreement and Release, and provided that Lane does not revoke this Agreement and Release during the Revocation Period (as defined in Paragraph 13) or otherwise, Andrx shall make the following payments to Lane:

                 (a) Andrx shall make a cash payment to or on behalf of Lane of $1,701,163 on or before the "Effective Date" (as defined in Paragraph 13.). Such payment shall be comprised of:

                           i) $1,061,297 in severance payments by check or wire
transfer directly to Lane; and

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                           ii) the deposit by Andrx on Lane's behalf of $539,866
in withholding taxes on the value of the consideration paid to Lane hereunder.

                           iii) Andrx shall remit an additional $100,000 to or
on behalf of Lane as follows: The amount of the withholding tax set forth in Paragraph 3(a)(ii) above is calculated on a tax value of $26.01 per share for the 16,667 Shares to be issued to Lane pursuant to Paragraph 4 below. In the event the closing price of Andrx Common Stock is greater than $26.01 per share on the Effective Date, then Andrx shall make an additional tax withholding payment (the "Additional Withholding Payment") on behalf of Lane in an amount equal to the product of the following formula: (closing price on the Effective Date, minus $26.01) x (16,667) x (.25). Andrx will remit the positive difference, if any, between the aforesaid $100,000 and the Additional Withholding Payment to Lane.

                  For purposes of illustration only, if the closing price on the Effective Date is $29.01, then $29.01 - $26.01 = $3; $3 x 16,667 = $50,000;
$50,000 x .25 = $12,500.25. Thus, Andrx would make an Additional Withholding Payment of $12,500.25 and remit $87,499.75 to Lane.

                  (b) Andrx shall make the following additional payments to or on behalf of Lane:

                           i) $1,000.00 per month for 17 consecutive months,
commencing on March 31, 2004, and ending on July 31, 2005, for a total payment of $17,000, which shall be denominated as an automobile allowance and is payable directly to Lane on the last day of each month;

                           ii) $142.58 per month for 17 consecutive months,
commencing on March 31, 2004, and ending on July 31, 2005, for a total payment of $2,423, to cover premiums for medical and dental insurance. Such payments are


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subject to Lane's execution and delivery to Andrx of a COBRA election form, and are payable by Andrx directly to the insurer on Lane's behalf;

                           iii) provided that Lane remains a member of Weston
Hills Country Club ("Club"), Andrx shall pay membership dues on behalf of Lane of $5,378 for the period October 2004 through July 2005, directly to the Club when due, subject to Lane's timely delivery of the invoice therefor to Andrx. Lane acknowledges that Andrx has previously paid membership dues for the Club on his behalf for the period August 2003 through September 2004. Lane further acknowledges and agrees that all Club charges, costs and expenses other than payment of the aforementioned dues remain solely his obligation.

         4. RESTRICTED STOCK UNITS ("RSU") AND OPTIONS.

                  Under the Employment Agreement and in accordance with the Restricted Stock Unit Award Agreement, attached hereto as Exhibit I, 100,000 Restricted Stock Units ("RSU") were granted to Lane. Each RSU represents the right to acquire one share of Andrx Corporation - Andrx Group common stock, par value $0.001 per share ("Common Stock"). In accordance with Sections 8.1(f) and 5.2(c) of the Employment Agreement as of the Termination Date, Lane's right to acquire 16,667 shares of Common Stock ("Shares") vested. The remaining RSU's granted to Lane under the Employment Agreement have not vested and are terminated and are of no further force and effect. Lane hereby exercises his right to acquire the 16,667 Shares. On the Effective Date, Andrx shall instruct its transfer agent to issue and deliver to Lane a certificate evidencing 16,667 Shares.

         5. STOCK OPTIONS.

                  (a) On May 18, 2002, in accordance with the Stock Option Agreement attached hereto as Exhibit II, Lane was granted options to purchase 500,000 shares of Common Stock at an exercise price of $45 per share (the "2002 Option Grant"). The parties agree that 250,000 of the options granted pursuant


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to the 2002 Option Grant are vested and that the right to exercise said options shall expire on February 3, 2009. The remaining 250,000 options that were part of the 2002 Option Grant have not vested and are of no further force and effect.

                  (b) On April 1, 2003, in accordance with the Stock Option Agreement attached hereto as Exhibit III, Lane was granted options to purchase 40,000 shares of Common Stock at $11.45 per share (the "2003 Option Grant"). The parties agree that 20,000 of the 40,000 options granted pursuant to the 2003 Option Grant have vested and that the right to exercise said options shall expire on February 3, 2009. The remaining 20,000 options that were part of the 2003 Option Grant have not vested and are terminated and are of no further force or effect.

         6. RETURN OF ANDRX PROPERTY. Lane agrees to return to Andrx no later than March 31, 2004, any and all property belonging to Andrx, including, without limitation, codes, home computers, company identification, business credit cards, and proprietary and confidential information, and Lane shall not retain any copies, duplicates or excerpts thereof.

         7. RELEASE. In consideration for the payments and benefits set forth herein and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, Lane, for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Lane, if any (collectively, "RELEASERS"), does hereby release, waive, and forever discharge Andrx, Anda, Inc. (formerly Anda Generics, Inc.), Andrx Pharmaceuticals, Inc. Andrx Laboratories, Inc., Cybear LLC (formerly Cybear, Inc.) and all their subsidiaries, affiliates, related organizations, and all present, past and future employees, officers, agents, directors, attorneys, successors, and assigns (collectively, the "RELEASEES") from, and does fully


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waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys' fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, including, without limitation, any claim under the Employment Agreement, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to the Employment Agreement, Lane's employment under the Employment Agreement or otherwise with Andrx or any of its affiliates and subsidiaries and the termination of Lane's employment. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract or public policy and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. ss. 1981), the National Labor Relations Act, the Age Discrimination in Employment Act (ADEA), the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Florida Workers' Compensation Law (F.S.A. ss. 440.01 et seq.), the Florida Employee Trust Benefit Plans Law (F.S.A. ss. 441.01 et seq.), the Florida Unemployment Compensation Law (F.S.A. ss. 443.01 et seq.), all Florida General Labor Regulations (F.S.A. ss. 448.01 et. seq.), the Florida Civil Rights Act (F.S.A. ss. 760.01 et seq.), or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release by Lane of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising


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out of Lane's employment with Andrx or the termination of that employment; and
any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. Notwithstanding anything contained herein to the contrary, this release and waiver does not apply to (a) any claims or rights that may arise after the date Lane signs this Agreement and Release; (b) any right to enforce Lane's rights under this Agreement and Release; (c) any right Lane may have to indemnification under the Company's by-laws, articles of incorporation or relevant corporate law and to receive the benefit of coverage, if any, under liability insurance policies of any nature maintained by Andrx or its affiliates from time to time and covering the period during which Lane was employed by Andrx; (d) any right Lane may have under the Andrx's qualified retirement plans; and (e) any claims which cannot be waived by law, including without limitation, the right to participate in an investigation conducted by certain government agencies. Other than with respect to the foregoing, Lane hereby releases and discharges all rights, claims, benefits and entitlements arising under the Employment Agreement.

         Lane waives his right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Lane's behalf. Lane represents and warrants that Lane has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

         8. COVENANT NOT TO SUE. Lane will never sue Releasees in any forum for any claim covered by the waiver and release language in Paragraph 7 above, except that Lane may bring a claim under ADEA to challenge this Agreement and Release. If Lane violates this Agreement and Release by suing Releasees, other than under ADEA or as otherwise set forth in Paragraph 7 hereof, Lane shall be liable to the Andrx for its reasonable attorneys' fees and other litigation


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costs incurred in defending against such a suit. Nothing in this Agreement and
Release is intended to reflect any party's belief that Lane's waiver of claims under ADEA is invalid or unenforceable, it being the interest of the parties that such claims are waived.

         9. RESTRICTIVE COVENANTS.

                  9.1 Lane recognizes and acknowledges that the list of Andrx's customers, as it may exist from time to time, its financial data, and its future plans and its trade secrets are valuable, special and unique assets of Andrx. At no time will Lane disclose any such list or information, or any part thereof to any person, firm, corporation, association or other entity for any unauthorized reason or purpose whatsoever. In the event of a breach or threatened breach by Lane of the provisions of this Paragraph 9.1, Andrx shall notify Lane, in writing, of the nature of Lane's breach of the provisions hereof, and if such breach is repeated and continuing, Andrx shall be entitled to an injunction restraining Lane from disclosing, in whole or in part, such list or information, or from rendering any services to any person, firm, corporation, association or other entity to whom or which such list or information, in whole or in part, has been disclosed or is threatened to be disclosed.

                  9.2 For a period of one (1) year following the Effective Date, Lane covenants and agrees as follows:

                  (a) Lane shall not, without the prior written consent of Andrx, participate in the management of any Competing Business. For purposes of this subsection 9.2(a) "Participate" shall mean: (A) holding a position (including, but not limited to, employee, consultant, principal, member, agent,


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officer, director, partner or shareholder) in which Lane directly manages such
Competing Business; (B) holding a position (including, but not limited to, employee, consultant, principal, member, agent, officer, director, partner or shareholder) in which anyone else who directly manages such Competing Business is in Lane's reporting chain or chain-of-command, regardless of the number of reporting levels between them; or (C) providing input, advice, guidance, or suggestions regarding the management of such Competing Business to anyone responsible therefor. For purposes of the immediately prior sentence, "shareholder" shall not mean a less than one percent (1%) shareholder of a publicly traded company or a less than five percent (5%) shareholder of a privately held company. "Competing Business" shall mean any business entity or group of business entities, regardless of whether organized as a corporation, partnership (general or limited), joint venture, association or other organization or entity that designs, develops, produces, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services (i) in a substantial stage of design or development, (ii) designed or developed, (iii) manufactured, (iv) produced or (v) offered for sale or sold by the Andrx business as of the Effective Date.

                  (b) Lane shall not directly or indirectly solicit or encourage any employee of Andrx who was an employee of Andrx as of the Effective Date, to leave Andrx or accept any position with any other entity.

                  (c) Lane shall not directly or indirectly contact any then-existing customers or vendors of Andrx for the purpose of soliciting or encouraging such customers or vendors to alter their relationship with Andrx in any way that would be adverse to Andrx.

                  (d) In the event any of the foregoing covenants shall be determined by any court or arbitrator of competent jurisdiction to be unenforceable by reason of extending for too great a period of time, over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which


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it may be enforceable, and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or arbitrator. The invalidity or enforceability of any particular provision of this Paragraph 9 shall not affect the other provisions hereof, which shall continue in full force and effect.

                  9.3 Lane acknowledges that Andrx has no adequate remedy at law and will be irreparably harmed if Lane breaches or threatens to breach the provisions of Paragraphs 9.1, 9.2(a), 9.2(b) or 9.2(c) of this Agreement and Release, and, therefore agrees that Andrx shall be entitled to injunctive relief to prevent any breach or threatened breach of such Paragraphs and that Andrx shall be entitled to specific performance of the terms of such Paragraphs in addition to any other legal or equitable remedy it may have, including, without limitation, recovery of damages from Lane. Nothing in this Agreement shall be construed as prohibiting Andrx from pursing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.

         10. NO DUTY TO MITIGATE; SET OFF. Andrx agrees that all times following the Termination Date, Lane is not required to seek other employment or to attempt in any way to reduce any amounts payable to Lane by Andrx pursuant to this Agreement. Further, the amount of the payments provided for in this Agreement shall not be reduced by any compensation earned by Lane or benefit provided to Lane as a result of employment by another employer or otherwise. Andrx's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set off, counterclaim, recoupment, defense or other right which Andrx may have against Lane.


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         11. PUBLIC STATEMENTS. Lane will keep confidential and not publish, disclose, or use or authorize anyone else to publish, disclose or use, without written authorization by Andrx, the terms or provisions of this Agreement and Release. Lane and Andrx shall publicly tell persons that Andrx felt that a change of leadership was in the best interests of Andrx and that the change was amicable. Lane and Andrx agree that neither party shall at any time engage in any form of conduct or make any statements or representations that disparage or otherwise impair the reputation, goodwill or commercial interests of any of the Releasees or Releasers.

         12. ACKNOWLEDGEMENTS.

         Lane acknowledges and recites that:

                  (a) Lane consents to the filing of an executed copy of this Agreement with the Securities and Exchange Commission ("SEC") following expiration of the Revocation Period;

                  (b) Lane will cooperate with Andrx by completing and returning a Director's Questionnaire to Andrx in connection with Andrx's Proxy Statement and will promptly complete and return any information required by Andrx in connection with SEC filings now and in the future;

                  (c) Lane has executed this Agreement and Release knowingly and voluntarily;

                  (d) Lane has read and understands this Agreement and Release in its entirety;

                  (e) Lane has been advised and directed orally and in writing (and this subparagraph (e) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this Agreement and Release before executing it, and Lane has in fact received such advice and retained legal counsel. Stephen T. Lindo, Esq., of Willkie, Farr & Gallagher represents Lane and has advised Lane in connection with this Agreement and Release.



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                  (f) Lane's execution of this Agreement and Release has not been forced by any employee or agent of Andrx, and Lane has had an opportunity to negotiate about the terms of this Agreement and Release. LANE HAS BEEN OFFERED 21 CALENDAR DAYS AFTER RECEIPT OF THIS AGREEMENT AND RELEASE TO CONSIDER ITS TERMS BEFORE EXECUTING IT. UPON EXECUTION, HE MUST SEND THIS AGREEMENT AND RELEASE TO THE GENERAL COUNSEL OF ANDRX BY OVERNIGHT MAIL.

         13. REVOCATION PERIOD. LANE SHALL HAVE 7 DAYS FROM THE DATE OF EXECUTION HEREOF, NOT INCLUDING THE DATE OF EXECUTION ("REVOCATION PERIOD"), TO REVOKE THIS AGREEMENT AND RELEASE. NOTICE OF REVOCATION SHALL BE GIVEN IN WRITING BY OVERNIGHT MAIL TO ANDRX'S GENERAL COUNSEL, AS PROVIDED IN PARAGRAPH 14 BELOW, IN WHICH EVENT THIS AGREEMENT AND RELEASE SHALL BE UNENFORCEABLE AND NULL AND VOID. IN THE EVENT LANE DOES NOT REVOKE THIS AGREEMENT, THE DAY FOLLOWING THE EXPIRATION OF THE REVOCATION PERIOD IS THE EFFECTIVE DATE HEREOF ("EFFECTIVE DATE").

         14. NOTICES. All notices required to be given under this Agreement and Release shall be in writing sent certified mail, return receipt requested, or overnight by United States Express Mail or by a nationally recognized courier service ("Overnight Mail"), postage prepaid to the addresses of the parties set forth herein, and if to Andrx, with copies to:

                  Scott Lodin, Esq.
                  General Counsel
                  Andrx Corporation
                  4955 Orange Drive
                  Davie, Florida 33314

and to:
                  Reed Smith LLP
                  599 Lexington Avenue
                  New York, New York 10022
                  Attn:  Herbert F. Kozlov, Esq.


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and if to Lane with a copy to:

                  Willkie Farr & Gallagher
                  787 Seventh Avenue
                  New York, New York 10019
                  Attn:  Stephen T. Lindo, Esq.

         15. ARBITRATION. Any dispute or controversy between Andrx and Lane, whether arising out of or relating to this Agreement and Release, the breach of this Agreement and Release, or otherwise, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of Andrx and Lane, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without


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the prior written consent of Andrx and Lane. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Dade or Broward County, Florida or such other location to which the parties may agree. With respect to a Non-Payment Claim as defined in Paragraph 16 below, Andrx shall pay the costs of any arbitrator appointed hereunder and the costs of such arbitration (together "Arbitration Costs"); provided, however, if Lane is not successful in such Non-Payment Claim, Lane is obligated to pay one-half of such Arbitration Costs. With respect to all other arbitrated disputes between the parties, each party shall pay one-half Arbitration Costs. This Agreement shall constitute a written agreement to submit any such dispute or controversy to arbitration within the meaning of the Florida Arbitration Code and shall confer jurisdiction on the Courts of the State of Florida to enforce such agreement to arbitrate and to enter judgment on an award in accordance with said Florida Arbitration Code.

         16. ATTORNEY'S FEES. If Lane is the successful party to any arbitration or litigation between or among any of the parties to this Agreement where such arbitration or litigation is based upon a claim by Lane of non-payment of amounts due under Paragraphs 3, 4 or 5 hereof ("Non-Payment Claim"), then Lane shall be entitled to recovery of reasonable attorney's fees and court costs from Andrx. If Lane is not the successful party in any Non-Payment Claim, or in the case of any other claim that is not a Non-Payment Claim in any arbitration or litigation between or among any of the parties to this Agreement, then court costs and attorneys' fees incurred by each party shall be borne by the party incurring such costs.

         17. PAYMENTS IN THE EVENT OF DEATH. In the event Lane dies prior to the payment of any amounts or receipt of any benefits due and payable under the terms of this Agreement, any unpaid amounts and/or benefits shall be paid to Lane's estate.

         18. GOVERNING LAW. This Agreement and Release shall be governed by and construed in accordance with the internal laws of the State of Florida. Any arbitration, lawsuits or other proceedings relating to this Agreement and


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Release or the transactions herein described shall be commenced and held in Dade or Broward County, Florida or such other location as the parties mutually agree.

         19. GENERAL.

                  19.1 Lane acknowledges that he has no right to any future employment with Andrx.

                  19.2 This Agreement and Release contains the entire understanding of the parties relating to subject matter hereof. If may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                  19.3 The execution of this Agreement and Release shall not be construed as an admission of any liability whatsoever by Andrx, which liability is expressly disclaimed by Andrx.

                  19.4 This Agreement and Release shall be binding upon and inure to the benefit of Andrx, its successors and assigns and Lane and his heirs and legal representatives.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Release.
         ANDRX CORPORATION


By:  /s/ ANGELO C. MALAHIAS                        /s/ RICHARD J. LANE
      ---------------------------                  --------------------------
Title: PRESIDENT                                   RICHARD J. LANE

Dated:   MARCH 12, 2004                            Dated:   MARCH 12, 2004



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